Exhibit 99.1

PondelWilkinson Inc.
2945 Townsgate Road, Suite 200
Westlake Village, CA 91361

Investor Relations	T (310) 279 5980
Strategic Public Relations	W www.pondel.com

CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

NEWS RELEASE	Hilton H. Schlosberg Vice Chairman (951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2020 THIRD QUARTER FINANCIAL RESULTS

AND HIGHEST QUARTERLY NET SALES IN THE COMPANY’S HISTORY

-- Third Quarter Net Sales rise 9.9 percent to $1.25 billion --

-- Third Quarter Net Income increases 16.3 percent to $347.7 million --

-- Third Quarter Net Income per diluted share increases 19.6 percent to $0.65 per share --

Corona, CA – November 5, 2020 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and nine-months ended September 30, 2020.

COVID-19 Pandemic

The Company’s top priority continues to be the health, safety and well-being of its employees. Early in March 2020, the Company implemented global travel restrictions and work-from-home policies for employees who are able to work remotely. For those employees who are unable to work remotely, safety precautions have been instituted, which were developed and adopted in line with guidance from public health authorities and professional consultants. The Company’s flavor manufacturing facilities, its co-packers, warehouses and shipment facilities, are all operating. Certain of the Company’s bottlers/distributors have implemented modifications to their call points and service levels, but the Company’s products remain generally available to consumers. In limited countries the operations of its bottlers/distributors have been more affected.

Despite the ongoing impact of the COVID-19 pandemic, the Company achieved record third quarter net sales and the highest quarterly net sales in the Company’s history. While our performance in EMEA was solid in the third quarter, EMEA remained adversely affected by the COVID-19 pandemic. Since mid-March 2020, the Company has seen a shift in consumer channel preferences and package configurations, including an increase in at-home consumption and a decrease in food service on-premise consumption. The Company’s sales in the 2020 second quarter were initially adversely affected as a result of a decrease in foot traffic in the convenience and gas channel (which is the Company’s largest channel) but improved sequentially from the latter half of the 2020 second quarter and throughout the 2020 third quarter. The Company’s e-commerce, club store, mass merchandiser and grocery and related business continued to increase in the quarter, while its food service on-premise business, which is a small channel for the Company, remained challenged.

(more)

Monster Beverage Corporation

2-2-2

Currently, the Company does not foresee a material impact on the ability of its co-packers to manufacture and its bottlers/distributors to distribute its products as a result of the COVID-19 pandemic. In addition, the Company is not experiencing significant raw material or finished product shortages, and its supply chain remains intact. The Company is continually addressing its aluminum can requirements given the Company’s volume growth and the current supply constraints in the aluminum can industry.

As of September 30, 2020, the Company had $1.07 billion in cash and cash equivalents, $599.3 million in short-term investments and $20.6 million in long-term investments. Based on currently available information, the Company does not expect the COVID-19 pandemic to have a material impact on its liquidity.

Third Quarter Results

Net sales for the 2020 third quarter increased 9.9 percent to $1.25 billion from $1.13 billion in the same period last year. Gross sales for the 2020 third quarter increased 11.1 percent to $1.46 billion from $1.32 billion in the same period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net and gross sales for the 2020 third quarter of $12.5 million and $11.9 million, respectively.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks and Reign Total Body Fuel® high performance energy drinks, increased 9.6 percent to $1.16 billion for the 2020 third quarter, from $1.06 billion for the 2019 third quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $11.6 million for the 2020 third quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, increased 12.0 percent to $74.3 million for the 2020 third quarter, from $66.3 million in the 2019 third quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of $0.9 million for the 2020 third quarter.

Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors, LLC, a wholly-owned subsidiary of the Company, sold to independent third party customers (the “AFF Third-Party Products”), were $8.6 million for the 2020 third quarter, compared with $5.9 million in the 2019 third quarter.

Net sales to customers outside the United States increased 17.0 percent to $444.5 million in the 2020 third quarter, from $379.8 million in the 2019 third quarter. Such sales were approximately 36 percent of total net sales in the 2020 third quarter, compared with 34 percent in the 2019 third quarter.

Gross profit, as a percentage of net sales, for the 2020 third quarter was 59.1 percent, compared with 59.4 percent in the 2019 third quarter.

(more)

Monster Beverage Corporation

3-3-3

Operating expenses for the 2020 third quarter were $277.9 million, compared with $277.6 million in the 2019 third quarter. As a percentage of net sales, operating expenses for the 2020 third quarter were 22.3 percent, compared with 24.5 percent in the 2019 third quarter, primarily as a result of decreased expenditures for sponsorships and endorsements as well as travel and entertainment, each largely as a consequence of the COVID-19 pandemic. The costs for certain postponed or rescheduled events have been, or may be, deferred to future periods. Due to the uncertainty surrounding the COVID-19 pandemic, the Company is unable to estimate in which future periods, if any, such deferred sponsorship and endorsement costs will be recognized.

Distribution costs as a percentage of net sales were 3.5 percent for the 2020 third quarter, compared with 3.3 percent in the 2019 third quarter.

Selling expenses as a percentage of net sales for the 2020 third quarter were 8.8 percent, compared with 11.1 percent in the 2019 third quarter, primarily as a result of the reduction in sponsorship and endorsement costs referred to above.

General and administrative expenses for the 2020 third quarter were $125.4 million, or 10.1 percent of net sales, compared with $114.2 million, or 10.1 percent of net sales, for the 2019 third quarter. Stock-based compensation was $19.5 million for the third quarter of 2020, compared with $16.0 million in the 2019 third quarter.

Operating income for the 2020 third quarter increased to $458.6 million, from $395.4 million in the 2019 third quarter.

The effective tax rate for the 2020 third quarter was 23.4 percent, compared with 25.0 percent in the 2019 third quarter.

Net income for the 2020 third quarter increased 16.3 percent to $347.7 million, from $298.9 million in the 2019 third quarter. Net income per diluted share for the 2020 third quarter increased 19.6 percent to $0.65, from $0.55 in the third quarter of 2019.

Rodney C. Sacks, Chairman and Chief Executive Officer, said: “The Company performed well in the third quarter, achieving record quarterly net sales, despite the ongoing impact of the COVID-19 pandemic in most of our markets. In particular, net sales in EMEA, for both the Monster Energy® and the Strategic Brands segments, improved sequentially in the third quarter, although the COVID-19 pandemic continued to negatively impact this region. Our supply chain remains intact and we are continuing to service our customers.

“According to Nielsen, the energy drink category continues to grow in most of our markets, including the United States.

“We launched a number of new Monster Energy® brand energy drinks, Reign Total Body Fuel® high performance energy drinks and our affordable energy brands in various domestic and international markets in the third quarter, as well as in early October 2020.

“The COVID-19 pandemic remains a heightened threat with a number of countries, particularly in EMEA, reinstituting lockdowns and other restrictions.

“Our thoughts and prayers remain with all who have been impacted by the COVID-19 pandemic and we wish them all a speedy recovery,” Sacks added.

(more)

Monster Beverage Corporation

4-4-4

2020 Nine-Months Results

Net sales for the nine-months ended September 30, 2020 increased 6.9 percent to $3.40 billion, from $3.18 billion in the comparable period last year.  Gross sales for the nine-months ended September 30, 2020 increased 7.6 percent to $3.97 billion, from $3.70 billion in the comparable period last year.

Net changes in foreign currency exchange rates had an unfavorable impact on net and gross sales for the nine-months ended September 30, 2020 of $41.1 million and $44.7 million, respectively.

Gross profit, as a percentage of net sales, for the nine-months ended September 30, 2020 was 59.8 percent, compared with 59.9 percent in the comparable period last year.

Operating expenses for the nine-months ended September 30, 2020 were $802.3 million, compared with $821.9 million in the comparable period last year. The decrease in operating expenses was primarily due to decreased expenditures of $38.3 million for sponsorship and endorsements and decreased expenditures of $19.6 million for travel and entertainment, each largely as a consequence of the COVID-19 pandemic, as well as decreased expenditures of $10.7 million related to the costs associated with distributor terminations.

Operating income for the nine-months ended September 30, 2020 increased to $1.23 billion, from $1.09 billion in the comparable period last year.

Net income for the nine-months ended September 30, 2020 increased 10.0 percent to $937.9 million, from $852.9 million in the comparable period last year.  Net income per diluted share for the nine-months ended September 30, 2020 increased 12.7 percent to $1.75, from $1.56 in the comparable period last year.

Share Repurchase Program

No shares of the Company’s common stock were repurchased during the 2020 third quarter. As of November 5, 2020, approximately $441.5 million remained available for repurchase under the previously authorized repurchase program.

Investor Conference Call

The Company will host an investor conference call today, November 5, 2020, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

(more)

Monster Beverage Corporation

5-5-5

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX® maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Monster Rehab® non-carbonated tea + energy drinks, Muscle Monster® non-carbonated energy shakes, Monster Hydro® non-carbonated refreshment + energy drinks, Monster HydroSport Super Fuel® non-carbonated advanced hydration + energy drinks, Monster Dragon Tea® non-carbonated energy teas, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Live+® energy drinks, Predator® energy drinks and Fury® energy drinks. For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales represents the recognition of deferred revenue and amounts invoiced to customers, net of cash discounts and returns. Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues, such as the timing of certain promotional programs. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

The following table reconciles the non-GAAP financial measure of gross sales with the most directly comparable GAAP financial measure of net sales (in thousands):

	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2020	2019	2020	2019
Gross sales, net of discounts and returns	$1,464,426	$1,318,267	$3,974,763	$3,695,128
Less: Promotional allowances, commissions and other expenses	218,064	184,690	572,408	511,515
Net Sales	$1,246,362	$1,133,577	$3,402,355	$3,183,613

(more)

Monster Beverage Corporation

6-6-6

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the direct and indirect impacts of the human and economic consequences of the COVID-19 pandemic as well as measures being taken or that may be taken in the future by governments, and consequently, businesses (including the Company and its suppliers, bottlers/distributors, co-packers and other service providers), and the public at large to limit the COVID-19 pandemic; the impact on consumer demand of the resurgence of the COVID-19 pandemic in the Northern Hemisphere, resulting in a number of countries in Europe announcing expansive new regulations; the global slowing of growth and/or decline in sales of energy drinks including the convenience and gas channel (which is our largest channel), resulting from deteriorating economic conditions and financial uncertainties due to the COVID-19 pandemic; our ability to recognize benefits from The Coca-Cola Company (TCCC) transaction; our extensive commercial arrangements with TCCC and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; the impact of TCCC bottlers/distributors distributing Coca-Cola brand energy drinks; the impact on our business of trademark and trade dress infringement proceedings brought against us relating to our Reign Total Body Fuel® high performance energy drinks; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; our ability to introduce and increase sales of both existing and new products, and the impact of the COVID-19 pandemic on our innovation plans; our ability to implement the share repurchase programs; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity and health concerns related to our products, water usage, environmental impact, human rights and labor and workplace laws; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; our ability to successfully adapt to the changing landscape of advertising, marketing, promotional, sponsorship and endorsement opportunities created by the COVID-19 pandemic; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2019, and our quarterly report on Form 10-Q for the quarter ended June 30, 2020. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

(tables below)

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND NINE-MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales¹	$1,246,362	$1,133,577	$3,402,355	$3,183,613

Cost of sales	509,831	460,575	1,369,160	1,275,796

Gross profit¹	736,531	673,002	2,033,195	1,907,817
Gross profit as a percentage of net sales	59.1%	59.4%	59.8%	59.9%

Operating expenses²	277,930	277,559	802,343	821,923
Operating expenses as a percentage of net sales	22.3%	24.5%	23.6%	25.8%

Operating income¹,²	458,601	395,443	1,230,852	1,085,894
Operating income as a percentage of net sales	36.8%	34.9%	36.2%	34.1%

Interest and other (expense) income, net	(4,568)	3,121	(5,491)	8,835

Income before provision for income taxes¹,²	454,033	398,564	1,225,361	1,094,729

Provision for income taxes	106,379	99,641	287,503	241,848
Income taxes as a percentage of income before taxes	23.4%	25.0%	23.5%	22.1%

Net income¹,²	$347,654	$298,923	$937,858	$852,881
Net income as a percentage of net sales	27.9%	26.4%	27.6%	26.8%

Net income per common share:
Basic	$0.66	$0.55	$1.77	$1.57
Diluted	$0.65	$0.55	$1.75	$1.56

Weighted average number of shares of common stock and common stock equivalents:
Basic	527,637	544,469	530,194	543,804
Diluted	533,263	548,422	535,011	548,387

Case sales (in thousands) (in 192-ounce case equivalents)	139,922	121,854	372,481	342,734
Average net sales per case[3]	$8.85	$9.25	$9.08	$9.24

¹Includes $10.5 million and $10.7 million for the three-months ended September 30, 2020 and 2019, respectively, related to the recognition of deferred revenue. Includes $31.6 million and $35.6 million for the nine-months ended September 30, 2020 and 2019, respectively, related to the recognition of deferred revenue.

² No distributor termination costs were incurred in the three-months ended September 30, 2020 and 2019. Includes $0.2 million and $11.0 million for the nine-months ended September 30, 2020 and 2019, respectively, related to distributor termination costs.

3Excludes Other segment net sales of $8.6 million and $5.9 million for the three-months ended September 30, 2020 and 2019, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents. Excludes Other segment net sales of $20.4 million and $17.0 million for the nine-months ended September 30, 2020 and 2019, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019

(In Thousands, Except Par Value) (Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,074,730	$797,957
Short-term investments	599,326	533,063
Accounts receivable, net	740,813	540,330
Inventories	318,956	360,731
Prepaid expenses and other current assets	75,958	54,868
Prepaid income taxes	16,064	29,360
Total current assets	2,825,847	2,316,309

INVESTMENTS	20,571	12,905
PROPERTY AND EQUIPMENT, net	304,687	298,640
DEFERRED INCOME TAXES, net	84,777	84,777
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,059,537	1,052,105
OTHER ASSETS	70,621	53,973
Total Assets	$5,697,683	$5,150,352

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$281,522	$274,045
Accrued liabilities	168,398	114,075
Accrued promotional allowances	200,668	166,761
Deferred revenue	45,538	44,237
Accrued compensation	45,555	47,262
Income taxes payable	32,082	14,717
Total current liabilities	773,763	661,097

DEFERRED REVENUE	268,281	287,469

OTHER LIABILITIES	26,318	30,505

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 638,458 shares issued and 527,893 shares outstanding as of September 30, 2020; 636,460 shares issued and 536,698 shares outstanding as of December 31, 2019	3,192	3,182
Additional paid-in capital	4,513,743	4,397,511
Retained earnings	5,960,338	5,022,480
Accumulated other comprehensive loss	(32,529)	(32,387)
Common stock in treasury, at cost; 110,565 and 99,762 shares as of September 30, 2020 and December 31, 2019, respectively	(5,815,423)	(5,219,505)
Total stockholders' equity	4,629,321	4,171,281
Total Liabilities and Stockholders’ Equity	$5,697,683	$5,150,352